Exhibit 99.1

Press Release

Contact: Mr. David Brown,	FOR IMMEDIATE RELEASE
President & CEO Valley Bank
Telephone: 253-848-2316

July 28, 2003

Valley Community Bancshares, Inc. Reports Improved Second Quarter 2003 Earnings

PUYALLUP, WA—July 28, 2003—Valley Community Bancshares, Inc., parent company to Valley Bank of Puyallup, Washington, today announced results for the three and six months ended June 30, 2003.

For the second quarter ended June 30, 2003, earnings totaled $527,000, or $.45 per diluted share, an increase from the $509,000, or $.43 per diluted share earned for the same quarter of the previous year.

For the first half of 2003, earnings totaled $972,000 or $.83 per diluted share, a decrease from the $1,059,000 or $.89 per diluted share earned for the same quarter of the previous year.

David Brown, President and Chief Executive Officer stated: “The first half of 2003 presented a challenging interest-rate environment as rates declined to their lowest levels in forty years. Revenue growth slowed as a result of the compression in net interest margin as customers refinanced their loans to benefit from the historically low interest rates.”

Mr. Brown further indicated, “However, because of our purchase of Puget Sound Mortgage Brokers last May, we have been able to capitalize on these current low interest rates by significantly increasing our volume of mortgage loans brokered and resulting origination fee income.”

The increase in second quarter earnings can be primarily attributed to a $117,000 increase in noninterest income and a $60,000 decrease in the provision for loan losses. Impacting noninterest income was a $71,000 increase in origination fees earned on mortgage loans brokered. Offsetting the increase in noninterest income was an increase in noninterest expense. Noninterest expense was impacted by a $75,000 increase in salaries and employee benefits associated with the recent opening of the Company’s new Kent and Gig Harbor facilities.

The decrease in the first half earnings can be primarily attributed to a $414,000 increase in noninterest expense. Impacting noninterest expense was a $212,000 increase in salaries and employee benefits associated with the recent opening of the Company’s new Kent and Gig Harbor facilities. Offsetting the increase in noninterest expense was an increase in noninterest income and a $91,000 decrease in the provision for loan losses. Noninterest income was impacted by a $162,000 increase in origination fees earned on mortgage loans brokered.

At June 30, 2003, total assets were $176 million compared to $172 million at December 31, 2002. Loans increased to $110 million and deposits increased to $152 million at June 30, 2003, compared to loans and deposits of $105 million and $147 million at December 31, 2002, respectively.